UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2025

AEROVIRONMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33261	95-2705790
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

241 18th Street South, Suite 650
Arlington, VA	22202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 418-2828

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value $0.0001 per share	AVAV	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On July 1, 2025, AeroVironment, Inc. (the “Company”) entered into an underwriting agreement (the “Common Stock Underwriting Agreement”) with certain underwriters (the “Common Stock Underwriters”) agreeing, subject to customary conditions, to issue and sell 3,528,226 shares of the Company’s common stock to the Common Stock Underwriters. In addition, pursuant to the Common Stock Underwriting Agreement, the Company granted the Common Stock Underwriters an option, which is exercisable within 30 days after July 1, 2025, to purchase up to an additional 529,234 shares of the Company’s common stock. The issuance of 3,528,226 shares of common stock was completed on July 3, 2025.

On July 1, 2025, the Company also entered into an underwriting agreement (the “Note Underwriting Agreement”) with certain underwriters (the “Note Underwriters”) agreeing, subject to customary conditions, to issue and sell $650,000,000 aggregate principal amount of the Company’s 0% Convertible Senior Notes due 2030 (the “Notes”) to the Note Underwriters. In addition, pursuant to the Note Underwriting Agreement, the Company granted the Note Underwriters an option, which is exercisable within 30 days after July 1, 2025, to purchase up to an additional $97,500,000 aggregate principal amount of Notes solely to cover over-allotments. On July 2, 2025, the Note Underwriters exercised such option to purchase an additional $97,500,000 aggregate principal amount of Notes. The issuance of $747,500,000 aggregate principal amount of Notes was completed on July 3, 2025. The Notes were issued pursuant to, and are governed by, an indenture (the “Base Indenture”), dated as of July 3, 2025, between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture (the “Supplemental Indenture,” and the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”), dated as of July 3, 2025, between the Company and the Trustee.

The Notes will be the Company’s senior, unsecured obligations and will be (i) equal in right of payment with the Company’s existing and future senior, unsecured indebtedness; (ii) senior in right of payment to the Company’s existing and future indebtedness that is expressly subordinated to the Notes; (iii) effectively subordinated to the Company’s existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness, including any borrowings under the Company's revolving credit facility; and (iv) structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent the Company is not a holder thereof) preferred equity, if any, of the Company’s subsidiaries.

The Notes will not bear regular interest, and the principal amount of the Notes will not accrete. Special interest will accrue on the Notes upon the occurrence of certain events relating to the Company's failure to file certain SEC reports as provided in the Indenture. The Notes will mature on July 15, 2030, unless earlier repurchased, redeemed or converted. Before April 15, 2030, noteholders will have the right to convert their Notes only upon the occurrence of certain events. From and after April 15, 2030, noteholders may convert their Notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. The Company will have the right to elect to settle conversions either entirely in cash or in a combination of cash and shares of its common stock. Upon conversion of any Note, the consideration due upon conversion, which will be determined over an “Observation Period” (as defined in the Indenture) consisting of 60 consecutive trading days, will be paid in cash up to at least the principal amount of the Notes being converted and the Company will pay or deliver, as the case may be, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election, in respect of the remainder, if any, of the Company’s conversion obligation in excess of the principal amount of the Notes being converted. The initial conversion rate is 3.1017 shares of the Company's common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $322.40 per share of the Company's common stock. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.

The Notes will be redeemable, in whole or in part (subject to certain limitations described below), at the Company’s option at any time, and from time to time, on or after July 21, 2028 and on or before the 61st scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid special interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of the Company’s common stock exceeds 130% of the conversion price on (i) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice; and (ii) the trading day immediately before the date the Company sends such notice. However, the Company may not redeem less than all of the outstanding Notes unless at least $100.0 million aggregate principal amount of Notes are outstanding and not called for redemption as of the time the Company sends the related redemption notice. In addition, calling any Note for redemption will constitute a Make-Whole Fundamental Change with respect to that Note, in which case the conversion rate applicable to the conversion of that Note will be increased in certain circumstances if it is converted after it is called for redemption.

If certain events that constitute a “Fundamental Change” (as defined in the Indenture) occur, then, subject to a limited exception for certain cash mergers as provided in the Indenture, noteholders may require the Company to repurchase their Notes at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid special interest, if any, to, but excluding, the fundamental change repurchase date. The definition in the Indenture of Fundamental Change includes certain business combination transactions involving the Company and certain de-listing events with respect to the Company’s common stock.

The Notes will have customary provisions relating to the occurrence of “Events of Default” (as defined in the Indenture), which include the following: (i) certain payment defaults on the Notes (which, in the case of a default in the payment of special interest on the Notes, will be subject to a 30-day cure period); (ii) the Company’s failure to send certain notices under the Indenture within specified periods of time; (iii) the Company's failure to convert a Note in accordance with the Indenture within a specified period of time; (iv) the Company’s failure to comply with certain covenants in the Indenture relating to the Company’s ability to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to another person; (v) a default by the Company in its other obligations or agreements under the Indenture or the Notes if such default is not cured or waived within 60 days after notice is given in accordance with the Indenture; (vi) certain defaults by the Company or any of its significant subsidiaries with respect to indebtedness for borrowed money of at least $55,000,000; and (vii) certain events of bankruptcy, insolvency and reorganization involving the Company or any of its significant subsidiaries.

If an Event of Default involving bankruptcy, insolvency or reorganization events with respect to the Company (and not solely with respect to a significant subsidiary of the Company) occurs, then the principal amount of, and all accrued and unpaid interest, if any, on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any person. If any other Event of Default occurs and is continuing, then, the Trustee, by notice to the Company, or noteholders of at least 25% of the aggregate principal amount of Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid interest, if any, on, all of the Notes then outstanding to become due and payable immediately. However, notwithstanding the foregoing, the Company may elect, at its option, that the sole remedy for an Event of Default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right of the noteholders to receive special interest on the Notes for up to 365 days, at a rate per annum equal to 0.25% of the principal amount of the Notes for the first 180 days on which special interest accrues and, thereafter, at a rate per annum equal to 0.50% of the principal amount thereof.

The above description of the Common Stock Underwriting Agreement, the Note Underwriting Agreement, the Indenture and the Notes is a summary and is not complete. The Common Stock Underwriting Agreement and the Note Underwriting Agreement each contain customary representations, warranties, covenants, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, and other obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties. A copy of the Common Stock Underwriting Agreement, the Note Underwriting Agreement, the Base Indenture, the Supplemental Indenture and the form of the certificate representing the Notes are filed as Exhibits 1.1, 1.2, 4.1, 4.2 and 4.3, respectively, to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of the Common Stock Underwriting Agreement, the Note Underwriting Agreement, the Base Indenture, the Supplemental Indenture and the Notes set forth in such exhibits.

Item 2.03. Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated as of July 1, 2025, between AeroVironment, Inc. and the representatives of the underwriters named therein, relating to the issuance and sale of common stock.
1.2	Underwriting Agreement, dated as of July 1, 2025, between AeroVironment, Inc. and the representatives of the underwriters named therein, relating to the issuance and sale of 0% Convertible Senior Notes due 2030.
4.1	Indenture, dated as of July 3, 2025, between AeroVironment, Inc. and U.S. Bank Trust Company, National Association, as trustee.
4.2	First Supplemental Indenture, dated as of July 3, 2025, between AeroVironment, Inc. and U.S. Bank Trust Company, National Association, as trustee.
4.3	Form of certificate representing the 0% Convertible Senior Notes due 2030 (included as Exhibit A in Exhibit 4.2).
5.1	Opinion of Latham & Watkins LLP.
5.2	Opinion of Latham & Watkins LLP.
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.2).
104.1	Cover page interactive data file (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2025	AEROVIRONMENT, INC.

	By:	/s/ Melissa Brown
Melissa Brown
Executive Vice President, Chief Legal & Compliance Officer and Corporate Secretary